Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR06-136

Hastings Entertainment, Inc. Raises Guidance for Fiscal Year 2006 on
Improved Financial Performance
Reports Net Loss of $0.20 per Diluted Share for 3Q 2006 Compared to $0.24
per Diluted Share for 3Q 2005
AMARILLO, Texas, November 20, 2006—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2006. Net loss was $2.2 million, or $0.20 per diluted share, for the third quarter of fiscal year 2006 compared to net loss of approximately $2.7 million, or $0.24 per diluted share, for the third quarter of fiscal year 2005. For the first nine months of the fiscal year, net loss was approximately $0.1 million, or $0.01 per diluted share in fiscal 2006 compared to net loss of approximately $1.3 million, or $0.11 per share for the same period in 2005.
“Our financial results for the first nine months has exceeded our year-to-date forecast which has allowed us to raise our Fiscal 2006 guidance,” said John Marmaduke, Chairman and Chief Executive Officer. “Our decision to increase Boutique and Electronic merchandise markdowns in the second quarter let us accelerate a new merchandising plan which contributed to improved Comp sales during the third quarter. Many of our product categories posted quarterly Comp sales which exceeded industry averages and I feel we have positioned the Company for continued revenue and income growth in the fourth quarter.”
Financial Results for the Third Quarter of Fiscal Year 2006
Revenues. Total revenues for the third quarter increased $5.0 million, or 4.4%, to $119.6 million compared to $114.6 million for the third quarter of fiscal 2005. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended October 31,
	2006		2005		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$98,221	82.1%	$93,581	81.7%	$4,640	5.0%
Rental revenue	21,415	17.9%	21,006	18.3%	409	1.9%

Total revenues	$119,636	100.0%	$114,587	100.0%	$5,049	4.4%

Comparable-store revenues (“Comps”):
Total	3.8%
Merchandise	4.1%
Rental	2.7%

Below is a summary of the Comp results for major merchandise categories:

	Three Months Ended October 31,
	2006	2005
Music	-4.4%	-2.4%
Books	2.1%	-2.7%
Video for sale	16.9%	-1.4%
Video games	11.1%	-9.4%
Boutique	-0.3%	-1.7%
Music Comps decreased 4.4%, which was primarily attributable to fewer premier artist CD releases as well as decreased sales of used CDs. Book Comps increased 2.1% as a result of increased sales of new release hardbacks and new and used paperbacks. Video for sale Comps increased 16.9% due to increased sales of new release DVDs, DVD box sets and used DVDs. Video game Comps increased 11.1% due primarily to increased sales of Microsoft XBOX 360 hardware and games, as well as increased sales of video game accessories.
Rental Comps increased 2.7% from the same period last year due to improved marketing initiatives and a slate of stronger box office titles. Rental Comps were boosted by DVD Movies, which increased 11.8% from the same period last year.
Gross Profit. For the third quarter, total gross profit dollars increased approximately $0.8 million, or 2.0%, to $41.8 million from $41.0 million for the same period last year, primarily as a result of increased sales. As a percentage of total revenues, gross profit decreased to 34.9% for the quarter compared to 35.8% for the same quarter in the prior year. The decrease in margin rates was primarily attributable to increases in markdowns and shrinkage.
Selling, General and Administrative expenses (“SG&A”). SG&A decreased approximately $0.3 million to $44.6 million for the current quarter compared to $44.9 million for the same quarter in the prior year. As a percentage of total revenues, SG&A decreased to 37.3% for the current quarter compared to 39.2% for the same quarter in the prior year due to improved leveraging of expenses with higher revenues.
Financial Results for the Nine Months Ended October 31, 2006
Revenues. Total revenues for the first nine months of fiscal 2006 increased $7.7 million, or 2.1%, to $374.1 million compared to $366.4 million for the same period in the prior year, resulting primarily from the opening of new superstores. The following is a summary of our revenue results (dollars in thousands):

	Nine Months Ended October 31,
	2006		2005		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$305,355	81.6%	$298,483	81.5%	$6,872	2.3%
Rental revenue	68,787	18.4%	67,954	18.5%	833	1.2%

Total revenues	$374,142	100.0%	$366,437	100.0%	$7,705	2.1%

Comparable-store revenues (“Comps”):
Total	2.2%
Merchandise	2.1%
Rental	2.8%

The higher merchandise Comps were primarily the result of changes in the following categories:

	Nine Months Ended October 31,
	2006	2005
Music	-6.1%	-1.5%
Books	0.4%	-1.6%
Video for sale	13.5%	0.3%
Video games	12.8%	10.9%
Boutique	-1.9%	8.8%
Music Comps decreased 6.1%, which was primarily attributable to a weaker release schedule and fewer used CD sales compared to the same period in the prior year, partially offset by increased sales of music hardware. Book Comps increased 0.4% as a result of increased sales of used books, partially offset by decreased sales of new release hardbacks. Video for sale Comps increased 13.5% due to increased sales of new release DVDs, DVD box sets and used DVDs. Video game Comps increased 12.8% due primarily to increased sales of Microsoft XBOX 360 hardware and games, as well as increased sales of video game accessories. The Company is in the process of implementing new plan-o-gramming in our Boutique and Electronics departments, which involves selling through certain existing inventory to make room for new assortments. As a result, Boutique Comps decreased 1.9%, primarily due to decreased sales of t-shirts and footwear.
Rental Comps increased 2.8% from the same period last year due to improved marketing initiatives and a stronger slate of box office titles. Rental Comps were boosted by DVD Movies, which increased 14.3% from the same period last year.
Gross Profit. For the nine months ended October 31, 2006, total gross profit dollars increased approximately $1.7 million, or 1.3%, to $131.9 million from $130.2 million for the same period last year, primarily as a result of increased sales. As a percentage of total revenues, gross profit decreased to 35.2% for the nine months ended October 31, 2006 as compared to 35.5% for the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A decreased approximately $0.4 million to $130.2 million for the nine months ended October 31, 2006 compared to $130.6 million for the same period in the prior year. As a percentage of total revenues, SG&A decreased to 34.8% for the nine months ended October 31, 2006 as compared to 35.6% for the same period in the prior year due to improved leveraging of expenses with higher revenues.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved additional increases in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; and $2.5 million on October 3, 2006. During the third quarter of fiscal year 2006, we purchased a total of 262,800 shares of common stock at a cost of approximately $1,773,800, for an average cost of approximately $6.75 per share. As of October 31, 2006, a total of 1,834,463 shares had been repurchased under the program at a cost of approximately $10.7 million, for an average cost of approximately $5.83 per share. As of October 31, 2006, approximately $4.3 million remains available for repurchases under the stock repurchase program.

Store Activity
Since August 21, 2006, which was the date we last reported store activity, we have had additional store activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Lawrence, KS	Remodel	74,951	27,792	8/19/2006
Boise, ID	Remodel	191,667	17,640	10/7/2006
Amarillo, TX	Relocation	176,999	24,234	10/20/2006
Fiscal Year 2006 Guidance
“Our financial results for the first nine months are better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Additionally, we are anticipating a positive retail environment for the holiday season. Consequently, we are raising our guidance of net income per diluted share for the full fiscal year ending January 31, 2007 from $0.58 to $0.63 to a range of $0.65 to $0.70.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2006, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 154 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
     We also operate www.gohastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2006	2005	2006
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$3,072	$5,477	$3,617
Merchandise inventories, net	186,291	164,373	165,049
Deferred income taxes, current	4,105	3,322	4,234
Other current assets	6,780	6,569	7,016

Total current assets	200,248	179,741	179,916

Rental assets, net	12,615	13,223	12,606
Property and equipment, net	59,530	62,509	60,013
Deferred income taxes, non-current	2,175	2,315	1,492
Intangible assets, net	418	475	454
Other assets	118	51	180

Total assets	$275,104	$258,314	$254,661

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$—	$132	$94
Trade accounts payable	87,350	84,471	88,991
Accrued expenses and other current liabilities	32,163	29,462	38,323

Total current liabilities	119,513	114,065	127,408

Long-term debt, excluding current maturities	59,656	51,954	28,057
Other liabilities	4,263	4,769	4,503
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	35,829	36,076	36,076
Retained earnings	61,370	54,465	61,466
Other comprehensive income	100	—	141
Treasury stock, at cost	(5,746)	(3,134)	(3,109)

Total shareholders’ equity	91,672	87,526	94,693

Total liabilities and shareholders’ equity	$275,104	$258,314	$254,661

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$98,221	$93,581	$305,355	$298,483
Rental revenue	21,415	21,006	68,787	67,954

Total revenues	119,636	114,587	374,142	366,437

Merchandise cost of revenue	70,337	65,422	216,868	212,271
Rental cost of revenue	7,499	8,116	25,399	23,978

Total cost of revenues	77,836	73,538	242,267	236,249

Gross profit	41,800	41,049	131,875	130,188

Selling, general and administrative expenses	44,572	44,867	130,231	130,570
Pre-opening expenses	15	—	94	92

Operating income (loss)	(2,787)	(3,818)	1,550	(474)

Other income (expense):
Interest expense, net	(900)	(778)	(2,304)	(1,920)
Other, net	55	66	599	209

Loss before income taxes	(3,632)	(4,530)	(155)	(2,185)

Income tax benefit	(1,432)	(1,799)	(59)	(879)

Net loss	$(2,200)	$(2,731)	$(96)	$(1,306)

Basic loss per share	$(0.20)	$(0.24)	$(0.01)	$(0.11)

Diluted loss per share	$(0.20)	$(0.24)	$(0.01)	$(0.11)

Weighted-average common shares outstanding:
Basic	11,176	11,367	11,312	11,426
Dilutive effect of stock options	—	—	—	—

Diluted	11,176	11,367	11,312	11,426

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,	January 31,
	2006	2005	2006
Merchandise inventories, net	$186,291	$164,373	$165,049
Inventory turns, trailing 12 months (B)	1.74	1.84	1.83

Long-term debt	$59,656	$51,954	$28,057
Long-term debt to total capitalization (C)	39.4%	37.2%	22.9%

Book value (D)	$91,672	$87,526	$94,693
Book value per share (E)	$8.10	$7.66	$8.11

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Comparable-store revenues (F):
Total	3.8%	-4.5%	2.2%	-1.8%
Merchandise	4.1%	-3.1%	2.1%	0.0%
Rental	2.7%	-10.1%	2.8%	-8.8%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet, as well as coupons, are not included, and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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